EXHIBIT 99.5


                                February 24, 2006

Mr. Jerry W. Levin
c/o JW Levin Partners LLC
9 West 57th Street
26th Floor New
York, NY 10019


                          Re: SHARPER IMAGE CORPORATION

Dear Mr. Levin:

         Thank you for agreeing to serve as a nominee for election to the Board of Directors of Sharper Image Corporation ("Sharper Image") in connection with the proxy and/or consent solicitation that Knightspoint Partners II, L.P., Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC (collectively, the "Knightspoint Group") are considering undertaking to nominate and elect directors at Sharper Image's 2006 annual meeting of stockholders, any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, or by means of a consent solicitation (the "Knightspoint Group Solicitation"). Your outstanding qualifications, we believe, will prove a valuable asset to Sharper Image and all of its stockholders. This letter will set forth the terms of our agreement.

         Each member of the Knightspoint Group agrees to severally (pro rata based on their respective ownership of Sharper Image common stock), and not jointly, indemnify and hold you harmless against any and all pending or threatened claims of any nature, whenever brought, arising from the Knightspoint Group Solicitation and any related transactions, irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims to the extent arising from your gross negligence, willful misconduct or criminal actions; provided further, that upon your election as a director of Sharper Image, this indemnification agreement and all of the Knightspoint Group's obligations hereunder shall not apply to (i) any claim arising from any of your acts or omissions as a director of Sharper Image or (ii) any claim arising from any of your acts or omissions prior to becoming a director of Sharper Image that are covered by Sharper Image's directors and officers insurance policy. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Knightspoint Group Solicitation and any related transactions (each, a "Loss").

         In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give the Knightspoint Group written notice of such claim or Loss. Upon receipt of such written notice, the Knightspoint Group will promptly provide you with counsel to represent you. Such counsel shall be reasonably acceptable to you. In addition, you will be reimbursed promptly for all Losses suffered by you and as incurred as provided herein. If the Knightspoint Group does not promptly provide counsel to represent you that is reasonably acceptable to you, you may engage counsel to represent you, provided such counsel is reasonably acceptable to the Knightspoint Group, and the Knightspoint Group shall be responsible for all reasonable costs and expenses of such counsel. In addition, the Knightspoint Group will reimburse JW Levin Partners LLC for all reasonable documented expenses incurred by it in connection with defending a claim or discovery as a result of or arising from the Knightspoint Group Solicitation and related transactions. The Knightspoint Group may not enter into any settlement of a Loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim and does not provide for any admissions of liability by you. No member of the the Knightspoint Group may assign its respective obligations under this letter agreement without your consent, which may be withheld in your sole discretion. This letter agreement and its terms may only be amended or waived by a written instrument signed by the Knightspoint Group and you. This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

Jerry Levin
February 24, 2006
Page -2-


         If you agree to the foregoing terms, please sign below to indicate your acceptance.



                                             Very truly yours,

                                             KNIGHTSPOINT PARTNERS II, L.P.

                                             By:
                                                --------------------------------
                                                Name:
                                                Title:




                                             STARBOARD VALUE AND OPPORTUNITY
                                             MASTER FUND LTD.

                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:  Authorized Signatory


                                             PARCHE, LLC

                                             By:
                                                --------------------------------
                                                Name:
                                                Title:  Authorized Signatory




ACCEPTED AND AGREED:



---------------------------
Jerry W. Levin